Oppenheimer
Trinity Core FundSM

Prospectus dated September 24, 2002

                                          Oppenheimer  Trinity  Core FundSM is
                                          a mutual  fund that seeks  long-term
                                          growth   of   capital.    The   Fund
                                          invests  primarily in  "undervalued"
                                          or  attractively  priced stocks that
                                          are   included  in  the  Standard  &
                                          Poor's Index of 500 Stocks.
                                                This    Prospectus    contains
                                          important   information   about  the
                                          Fund's  objective,   its  investment
                                          policies,  strategies and risks.  It
                                          also contains important  information
                                          about how to buy and sell  shares of
                                          the   Fund   and    other    account
                                          features.     Please    read    this
                                          Prospectus   carefully   before  you
                                          invest   and  keep  it  for   future
                                          reference about your account.

As with all mutual funds, the
Securities and Exchange Commission
has not approved or disapproved the
Fund's securities nor has it
determined that this Prospectus is
accurate or complete. It is a
criminal offense to represent
otherwise.

                                                      (logo) OppenheimerFunds
                                                       The Right Way to Invest

Contents

            About the Fund

            The Fund's Investment Objective and Strategies

            Main Risks of Investing in the Fund

            The Fund's Past Performance

            Fees and Expenses of the Fund

            About the Fund's Investments

            How the Fund is Managed

            About Your Account

            How to Buy Shares
            Class A Shares
            Class B Shares
            Class C Shares
            Class N Shares
            Class Y Shares

            Special Investor Services
            AccountLink
            PhoneLink
            OppenheimerFunds Internet Website
            Retirement Plans

            How to Sell Shares
            By Mail
            By Telephone

            How to Exchange Shares

            Shareholder Account Rules and Policies

            Dividends, Capital Gains and Taxes

            Financial Highlights

A B O U T  T H E  F U N D

The Fund's Investment Objective and Strategies

WHAT IS THE FUND'S INVESTMENT OBJECTIVE?  The Fund seeks long-term growth of capital.

WHAT DOES THE FUND MAINLY INVEST IN? The Fund invests in common stocks that are included in the Standard & Poor's Index of 500 Stocks ("S&P 500 Index").
The Fund does not expect to invest in all of the stocks included in the S&P
500 Index at the same time, and the Fund's investments in particular stocks may be allocated in amounts that vary, at times significantly, from the proportional weightings of those stocks in the S&P 500 Index. Therefore, the
Fund is not an "index" fund.

HOW DOES THE SUB-ADVISOR DECIDE WHAT SECURITIES TO BUY OR SELL? The Fund's
investment Manager, OppenheimerFunds, Inc., has engaged a Sub-Advisor,
Trinity Investment Management Corporation, to select the securities for the
Fund's portfolio.  The Sub-Advisor primarily uses value-oriented investment analyses to determine which stocks to buy and sell on behalf of the Fund. In using these approaches, the Sub-Advisor looks for stocks that appear to be temporarily undervalued or attractively priced by various measures. The
Sub-Advisor seeks stocks having prices that are relatively low in relation to what it considers to be their real worth or future prospects, with the expectation that the Fund will realize appreciation in the value of its holdings.

      The Fund's Sub-Advisor generally adheres to the following systematic, disciplined investment process. While the Fund's investment process and its implementation may vary in particular cases, the process currently includes the following strategies:
o     The Sub-Advisor considers stocks that are included in the S&P 500 Index as investments for the Fund's portfolio. Under normal circumstances, at least 80 percent of the Fund's assets will be invested in stocks included in the index.
o     The Sub-Advisor uses proprietary quantitative valuation techniques, which incorporate data derived from qualitative fundamental research, to identify stocks within the S&P 500 Index that it considers undervalued or attractively priced. Individual stocks are selected for the Fund's portfolio using a ranking process based on those valuation models.
o     Seeking to reduce the Fund's overall risk, the Sub-Advisor diversifies the Fund's portfolio by allocating the Fund's investments among industries within the S&P 500 Index.

      The investment selection process, is more fully described under "About the Fund's Investments," below.

WHO IS THE FUND DESIGNED FOR? The Fund is designed primarily for investors seeking capital growth in their investment over the long term. Investors should be willing to assume the risks of short-term share price fluctuations that are typical for a fund investing in stocks. The Fund is not designed for investors requiring current income. Because of its focus on long-term growth, the Fund may be appropriate for a portion of a retirement plan investment.
The Fund is not a complete investment program.

Main Risks of Investing in the Fund
All investments have risks to some degree.  The Fund's investments in stocks are subject to changes in their value from a number of factors described below.  There is also the risk that poor security selection by the
Sub-Advisor will cause the Fund to underperform other funds having similar objectives.

RISKS OF INVESTING IN STOCKS. Stocks fluctuate in price, and their volatility at times may be great. Because the Fund focuses its investments in stocks, the value of the Fund's portfolio will be affected by changes in the stock markets. This market risk will affect the Fund's net asset values per share, which will fluctuate as the values of the Fund's portfolio securities change.

      A variety of factors can affect the price of a particular stock and the prices of individual stocks do not move in the same direction uniformly or at the same time. Because the Fund limits its stock investments to stocks traded on U.S. exchanges, the Fund's net asset values per share will be affected primarily by changes in U.S. stock markets.

      Additionally, stocks of issuers in a particular industry may be affected by changes in economic conditions that affect that industry more than others, or by changes in government regulations, availability of basic resources or supplies, or other events. The Fund does not concentrate 25% or more of its total assets in any one industry, and the portfolio management team seeks to reduce the effects of industry risks by diversifying the Fund's investments among 34 industry groups defined by the Sub-Advisor within the
S&P 500 Index. However, there is no assurance that this diversification strategy will reduce fluctuations in the value of the Fund's shares related to events affecting the stocks of issuers in a particular industry.

      Other factors can affect a particular stock's price, such as poor earnings reports by the issuer, loss of major customers, major litigation against the issuer, or changes in government regulations affecting the issuer.

HOW RISKY IS THE FUND OVERALL? The risks described above collectively form the overall risk profile of the Fund and can affect the value of the Fund's investments, its investment performance and its prices per share.  Particular investments and important strategies also have risks. These risks mean that you can lose money by investing in the Fund. When you redeem your shares, they may be worth more or less than what you paid for them.  There is no assurance that the Fund will achieve its investment objective.

      The Fund focuses its investments in stocks for long-term growth;
however, in the short term, stocks can be volatile. The price of the Fund's shares can go up and down substantially. The Fund generally does not use income-oriented investments to help cushion the Fund's total return from changes in stock prices, except for temporary defensive purposes.  In the
OppenheimerFunds spectrum, the Fund is generally more conservative than aggressive growth stock funds, but more aggressive than funds that invest in stocks and bonds.

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An investment in the Fund is not a deposit of any bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.
------------------------------------------------------------------------------

The Fund's Past Performance

The bar chart and table below show one measure of the risks of investing in the Fund, by showing changes in the Fund's performance (for its Class A shares) from year to year since the Fund's inception and by showing how the average annual total returns of the Fund's shares, both before and after taxes, compare to those of a broad-based market index.  The after-tax returns are shown for Class A shares only and are calculated using the historical highest individual federal marginal income tax rates in effect during the periods shown, and do not reflect the impact of state or local taxes.  The after-tax returns for the other classes of shares will vary. In certain cases, the figure representing "Return After Taxes on Distributions and Sale of Fund Shares" may be higher than the other return figures for the same period. A higher after-tax return results when a capital loss occurs upon redemption and translates into an assumed tax deduction that benefits the shareholder. The after-tax returns are calculated based on certain assumptions mandated by regulation and your actual after-tax returns may differ from those shown, depending on your individual tax situation.  The after-tax returns set forth below are not relevant to investors who hold their fund shares through tax-deferred arrangements such as 401(k) plans or
IRAs or to institutional investors not subject to tax. The Fund's past investment performance, before and after taxes, is not necessarily an indication of how the Fund will perform in the future.

Annual Total Returns (Class A) (as of 12/31)

[See appendix to prospectus for data in bar chart showing annual total returns]

Sales charges are not included in the calculations of return in this bar chart, and if those charges were included, the returns may be less than those shown.
For the period from 1/1/02 through 6/30/02 the cumulative return (not annualized) for Class A shares before taxes was -11.63%.
During the period shown in the bar chart, the highest return (not annualized)
before taxes for a calendar quarter was 10.78% (4Qtr01) and the lowest return
(not annualized) before taxes for a calendar quarter was -14.11% (3Qtr01).

-------------------------------------------------------------------------
Average Annual Total Returns          1 Year              5 Years
for    the    periods    ended  (or life of class,   (or life of class,
December 31, 2001                    if less)             if less)
-------------------------------------------------------------------------
-------------------------------------------------------------------------
Class A Shares  (inception
9/1/99)                              -15.21%               -9.32%
  Return Before Taxes                -15.21%               -9.35%
  Return After Taxes on
  Distributions                       -9.26%               -7.37%
  Return  After  Taxes  on
  Distributions  and  Sale
  of Fund Shares
-------------------------------------------------------------------------
S&P 500 Index (reflects no
deduction for fees, expenses
or taxes)                            -11.88%              -4.65%1
-------------------------------------------------------------------------
Class  B   Shares   (inception       -15.07%               -8.97%
9/1/99)
-------------------------------------------------------------------------
Class  C   Shares   (inception       -11.56%               -7.72%
9/1/99)
-------------------------------------------------------------------------
-------------------------------------------------------------------------
Class  N   Shares   (inception         N/A2                 N/A2
3/1/01)
-------------------------------------------------------------------------
-------------------------------------------------------------------------
Class  Y   Shares   (inception        -7.68%               -5.92%
9/1/99)
-------------------------------------------------------------------------
1 From 08/31/99.
2  Because  this is a new  class of  shares,  return  data  for the  period specified is not available.

The Fund's average annual total returns include the applicable sales charge:
for Class A, the current maximum initial sales charge of 5.75%; for Class B, the contingent deferred sales charges of 5% (1-year) and 3% (life of class);
and for Class C, the 1% contingent deferred sales charge for the 1-year period. There is no sales charge for Class Y shares. The Fund's returns measure the performance of a hypothetical account and assume that all dividends and capital gains distributions have been reinvested in additional shares.  The performance of the Fund's Class A shares is compared to the S&P
500 Index, an unmanaged index of equity securities.  The index performance includes reinvestment of income but does not reflect transaction costs. The
Fund's investments may vary from the securities in the index.

Fees and Expenses of the Fund

The Fund pays a variety of expenses directly for management of its assets, administration, distribution of its shares and other services. Those expenses are subtracted from the Fund's assets to calculate the Fund's net asset values per share.  All shareholders therefore pay those expenses indirectly.
Shareholders pay other expenses directly, such as sales charges and account transaction charges.  The following tables are provided to help you understand the fees and expenses you may pay if you buy and hold shares of the Fund. The numbers below are based on the Fund's expenses during its fiscal year ended July 31, 2002.

Shareholder Fees (charges paid directly from your investment):

----------------------------------------------------------------------------
                         Class A   Class B   Class C    Class N   Class Y
                          Shares   Shares     Shares    Shares     Shares
----------------------------------------------------------------------------
----------------------------------------------------------------------------
Maximum Sales Charge      5.75%     None       None      None       None
(Load) on purchases
(as % of offering price)
----------------------------------------------------------------------------
----------------------------------------------------------------------------
Maximum Deferred Sales
Charge (Load) (as % of
the lower of the          None1      5%2       1%3        1%4       None
original offering price
or redemption proceeds)
----------------------------------------------------------------------------
1.    A  contingent   deferred  sales  charge  may  apply  to  redemptions  of
   investments  of $1 million or more  ($500,000 for certain  retirement  plan accounts) of Class A shares. See "How to Buy Shares" for details.
2.    Applies to  redemptions  in first year after  purchase.  The  contingent deferred  sales charge  declines to 1% in the sixth year and is  eliminated after that.
3.    Applies to shares redeemed within 12 months of purchase.
4.    Applies  to shares  redeemed  within 18  months of a  retirement  plan's first purchase of Class N shares.

Annual Fund Operating Expenses (deducted from Fund assets):
(% of average daily net assets)

--------------------------------------------------------------------------------
                        Class A   Class B     Class C      Class N   Class Y
                        Shares      Shares    Shares       Shares    Shares
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Management Fees          0.75%      0.75%       0.75%       0.75%      0.75%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Distribution   and/or    0.22%      1.00%       1.00%       0.50%       None
Service (12b-1) Fees
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Other Expenses           1.16%      1.16%       1.15%       1.21%      3.05%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Total          Annual    2.13%      2.91%       2.90%       2.46%      3.80%
Operating Expenses
--------------------------------------------------------------------------------
Expenses may vary in future years.  "Other  expenses"  include  transfer agent fees,  custodial  fees,  and accounting and legal expenses that the Fund pays.
The "Other  Expenses" in the table are based on, among other things,  the fees the Fund  would  have paid if the  transfer  agent had not waived a portion of its fee  under a  voluntary  undertaking  to the Fund to limit  these  fees to
0.25% of  average  daily net  assets  per  fiscal  year for Class Y shares and
0.35% of average daily net assets per fiscal year for all other classes.  That undertaking  is  effective  October 1, 2001  (January 1, 2001 for Class Y), is
pro-rated  for the  remainder of the fiscal year ending  after that date,  and may be amended or withdrawn at any time.  After the waiver,  the actual "Other
Expenses"  and "Total Annual  Operating  Expenses" as  percentages  of average daily net assets were 0.98% and 1.95% for Class A shares,  0.98% and 2.73% for
Class B shares,  0.97% and 2.72% for Class C shares, 1.03% and 2.28% for Class
N shares and 0.68% and 1.43% for Class Y shares.

Examples.  The following examples are intended to help you compare the cost of investing in the Fund with the cost of investing  in other mutual  funds.  The examples  assume that you invest  $10,000 in a class of shares of the Fund for the time periods indicated and reinvest your dividends and distributions.

      The first example  assumes that you redeem all of your shares at the end of those periods.  The second example assumes that you keep your shares.  Both examples also assume that your  investment  has a 5% return each year and that the class's  operating  expenses  remain the same.  Your  actual  costs may be higher  or  lower  because  expenses  will  vary  over  time.  Based  on these assumptions your expenses would be as follows:

 ------------------------------------------------------------------------------
 If shares are redeemed:   1 Year       3 Years        5 Years      10 Years
 ------------------------------------------------------------------------------
 ------------------------------------------------------------------------------
 Class A Shares             $779        $1,204         $1,653        $2,895
 ------------------------------------------------------------------------------
 ------------------------------------------------------------------------------
 Class B Shares             $794        $1,201         $1,733        $2,8801
 ------------------------------------------------------------------------------
 ------------------------------------------------------------------------------
 Class C Shares             $393         $898          $1,528        $3,223
 ------------------------------------------------------------------------------
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 Class N Shares             $349         $767          $1,311        $2,796
 ------------------------------------------------------------------------------
 ------------------------------------------------------------------------------
 Class Y Shares             $382        $1,161         $1,958        $4,036
 ------------------------------------------------------------------------------

 ------------------------------------------------------------------------------
 If shares are not         1 Year       3 Years        5 Years      10 Years
 redeemed:
 ------------------------------------------------------------------------------
 ------------------------------------------------------------------------------
 Class A Shares             $779        $1,204         $1,653        $2,895
 ------------------------------------------------------------------------------
 ------------------------------------------------------------------------------
 Class B Shares             $294         $901          $1,533        $2,8801
 ------------------------------------------------------------------------------
 ------------------------------------------------------------------------------
 Class C Shares             $293         $898          $1,528        $3,223
 ------------------------------------------------------------------------------
 ------------------------------------------------------------------------------
 Class N Shares             $249         $767          $1,311        $2,796
 ------------------------------------------------------------------------------
 ------------------------------------------------------------------------------
 Class Y Shares             $382        $1,161         $1,958        $4,036
 ------------------------------------------------------------------------------
 In the first example,  expenses  include the initial sales charge for Class A and the  applicable  Class B, Class C and Class N contingent  deferred  sales charges.  In the  second  example,  the Class A  expenses  include  the sales charge,  but Class B, Class C and Class N expenses do not include  contingent deferred sales charges. There is no sales charge on Class Y shares.
 1.  Class B  expenses  for years 7 through  10 are based on Class A  expenses since Class B shares automatically convert to Class A shares after 6 years.

About the Fund's Investments

THE FUND'S PRINCIPAL INVESTMENT POLICIES.  The Fund purchases only stocks that are included in the S&P 500 Index.  However, the Fund is not an index fund. In rare  instances,  the Fund may  temporarily  hold stocks that are removed from the S&P 500 Index.

S&P 500 Index.  The S&P 500 Index is an unmanaged  index of equity  securities that is a  broad-based  measure  of  changes in  domestic  stock  market conditions  based on the average  performance of 500 widely held stocks.
      Standard & Poor's  Corporation  selects the stocks included in the index and determines their relative  weightings within the index. The index is generally  considered a "large cap" index.  The  Sub-Advisor's  research capabilities  cover  approximately 99% of the stocks included in the S&P
      500 Index.

Investment  Process. In selecting stocks from the S&P 500 Index for the Fund's portfolio,  the  Sub-Advisor  follows a proprietary  investment  process that was  developed  in 1993.  The process is  intended to identify  the most  attractively  priced  and the  least  attractively  priced  stocks included  in the S&P 500 Index.  As a result of the  selection  process, the Fund  invests  primarily  in the  most  attractively  priced  stocks identified by the  Sub-Advisor,  with the expectation  that those stocks will appreciate in value.

      Each day the New York Stock Exchange is open for trading, the
      Sub-Advisor ranks approximately 99% of the stocks comprising the S&P
      500 Index according to their relative valuations. To determine these rankings, the Sub-Advisor divides the S&P 500 Index into 11 broad economic sectors it has defined (see the chart below). The Sub-Advisor then evaluates each of the stocks in the 11 economic sectors using specially selected valuation models, which may result in valuations quite different from current stock market valuations.

      The selected valuation models are intended to reflect the factors that have historically driven stock prices in each of the 11 economic sectors of the index. The models incorporate data from a proprietary research library that includes over 25 years of detailed fundamental research and pricing data related to various valuation techniques.

      Based on the model valuations, each of the stocks in the 11 economic sectors is assigned a ranking from 1 to 10. The most attractively priced stocks in an economic sector are assigned a ranking of 1 (the highest ranking) and the least attractively priced stocks in an economic sector are assigned a ranking of 10 (the lowest ranking). The most attractively priced stocks in each sector are candidates for purchase by the Fund. Although lower ranked or less attractively priced stocks in each sector generally are candidates for sale if held by the
      Fund, the Fund does invest in some lower ranked or less attractive stocks in an attempt to reduce overall portfolio risk.

      In order to diversify the Fund's investment portfolio and attempt to reduce overall portfolio risk, the Sub-Advisor seeks to align the
      Fund's portfolio investments generally to the sector weights of the index as defined by the Sub-Advisor (see the chart below). The Fund generally purchases the most attractively priced stocks within each of the 34 industry groups and sells the least attractively priced stocks within each of the 34 industry groups.

      The size of the Fund's portfolio positions in the most attractively priced stocks generally is greater than the proportionate weights of those stocks within the S&P 500 Index. At times this "overweighting" of attractively priced stocks may be significant. The size of the Fund's portfolio positions in lower ranked or less attractive stocks generally is less than the proportionate weights of those stocks within the index.

      Overall, the Fund's portfolio will be broadly diversified among the 11 economic sectors and 34 industry groups defined by the Sub-Advisor. The
      Fund's portfolio characteristics, such as its yield, price to earnings ratio and price to book ratio, will generally reflect the underlying characteristics of the index.

      There is no assurance the Fund's value selection strategy will result in the Fund achieving its objective of long-term growth of capital. Nor can there be any assurance that the Fund's diversification strategy will actually reduce the volatility of an investment in the Fund. The
      Statement of Additional Information contains additional information about the Fund's investment policies and risks.

                                S&P 500 Index
   11 Economic Sectors, 34 Industry Groups (as defined by the Sub-Advisor)

       Basic Materials                     Miscellaneous
       Chemicals                           Miscellaneous
       Forest Products
       Metals                              Technology
                                           Computer Hardware
       Consumer Staples                    Computer Software
       Food/Bev/Tobacco                    Electronics
       Household Products
       Food & Drug Retail                  Consumer Cyclicals
                                           Retail/Merchandise
       Health Care                         Entertainment
       Drugs                               Building Materials
       Hospital/Hospital Supply            Lodging & Restaurant
                                           Publishing
       Transportation                      Consumer Durables
       Automotive                          Retail/Clothing
       Transportation
       Auto Parts                          Finance
                                           Consumer Finance
       Capital Goods                       Money Center Banks
       Electric Equipment                  Insurance
       Aerospace                           Regional Banks
       Machinery
                                           Utilities
       Energy                              Telephones
       Integrated Oils                     Electric Utilities
       Oil Production/Services             Gas & Water

CAN THE FUND'S INVESTMENT OBJECTIVE AND POLICIES CHANGE?  The Fund's Board of
Trustees can change non-fundamental investment policies without shareholder approval, although significant changes will be described in amendments to this Prospectus. Fundamental policies cannot be changed without the approval of a majority of the Fund's outstanding voting shares. The Fund's investment objective is not a fundamental policy, but will not be changed by the Fund's
Board of Trustees without advance notice to shareholders.  Other investment restrictions that are fundamental policies are listed in the Statement of
Additional Information. An investment policy is not fundamental unless this
Prospectus or the Statement of Additional Information says that it is.

OTHER INVESTMENT STRATEGIES.  To seek its objective, the Fund can also use the investment techniques and strategies described below.  The Fund may or may not use these investment techniques.  These techniques have risks, although some are designed to help reduce the overall investment or market risks.

Portfolio Turnover. The Fund's investment process may cause the Fund to engage in active and frequent trading. Therefore, the Fund may engage in short-term trading while trying to achieve its objective. Portfolio turnover increases brokerage costs the Fund pays (and reduces performance). Additionally, securities trading can cause the Fund to realize capital gains that are distributed to shareholders as taxable distributions.

Temporary Defensive and Interim Investments.  In times of adverse or unstable market, economic or political conditions, the Fund can invest up to
      100% of its assets in temporary defensive investments. Generally they would be high-quality, short-term money market instruments, such as
      U.S. government securities, highly rated commercial paper, short-term corporate debt obligations, bank deposits or repurchase agreements. The
      Fund can also hold these types of securities pending the investment of proceeds from the sale of Fund shares or portfolio securities or to meet anticipated redemptions of Fund shares. To the extent the Fund invests in these securities, it might not achieve its investment objective of long-term capital growth.

How the Fund Is Managed

THE MANAGER. The Manager supervises the Fund's investment program and handles its day-to-day business. The Manager carries out its duties, subject to the policies established by the Fund's Board of Trustees, under an investment advisory agreement that states the Manager's responsibilities. The agreement sets the fees the Fund pays to the Manager and describes the expenses that the Fund is responsible to pay to conduct its business.

      The Manager and its subsidiaries and controlled affiliates managed more than $125 billion in assets as of June 30, 2002, including other Oppenheimer funds with more than 7 million shareholder accounts. The Manager is located at 498 Seventh Avenue, New York, New York 10018.

The Sub-Advisor. The Manager retained the Sub-Advisor to provide day-to-day portfolio management for the Fund. The Sub-Advisor has operated as an investment advisor since 1980. As of June 30, 2002, the Sub-Advisor managed over $2.5 billion for approximately 56 clients. The Sub-Advisor also serves as sub-advisor to other investment companies for which the
      Manager serves as investment advisor. The Sub-Advisor is an affiliate of the Manager, and is located at 301 North Spring Street, Bellefonte,
      Pennsylvania 16823.  The Manager, not the Fund, pays the Sub-Advisor an annual fee under a Sub-Advisory Agreement between the Manager and the
      Sub-Advisor.

Advisory Fees. Under the investment advisory agreement, the Fund pays the
      Manager an advisory fee at an annual rate that declines on additional assets as the Fund grows:  0.75% of the first $200 million of average annual net assets of the Fund; 0.72% of the next $200 million; 0.69% of the next $200 million; 0.66% of the next $200 million; and 0.60% of average annual net assets in excess of $800 million.  The Fund's management fee for the period ended July 31, 2002 was 0.75% of average annual net assets for each class of shares.

Portfolio Management Team.  The Fund is managed by a team of individuals employed by the Sub-Advisor.  The portfolio management team is primarily responsible for the selection of the Fund's portfolio securities.

ABOUT your account

How to Buy Shares

HOW DO YOU BUY SHARES? You can buy shares several ways, as described below.
The Fund's Distributor, OppenheimerFunds Distributor, Inc., may appoint servicing agents to accept purchase (and redemption) orders. The Distributor, in its sole discretion, may reject any purchase order for the Fund's shares.

Buying Shares Through Your Dealer. You can buy shares through any dealer, broker or financial institution that has a sales agreement with the
      Distributor. Your dealer will place your order with the Distributor on your behalf.
Buying Shares Through the Distributor. Complete an OppenheimerFunds New
      Account Application and return it with a check payable to
      "OppenheimerFunds Distributor, Inc." Mail it to P.O. Box 5270, Denver,
      Colorado 80217. If you don't list a dealer on the application, the
      Distributor will act as your agent in buying the shares. However, we recommend that you discuss your investment with a financial advisor before you make a purchase to be sure that the Fund is appropriate for you.
o     Paying by Federal Funds Wire. Shares purchased through the Distributor may be paid for by Federal Funds wire. The minimum investment is
      $2,500. Before sending a wire, call the Distributor's Wire Department at 1.800.CALL.OPP (225.5677) to notify the Distributor of the wire and to receive further instructions.
o     Buying Shares Through OppenheimerFunds AccountLink. With AccountLink,
      you pay for shares by electronic funds transfers from your bank account. Shares are purchased for your account by a transfer of money from your bank account through the Automated Clearing House (ACH)
      system. You can provide those instructions automatically, under an
      Asset Builder Plan, described below, or by telephone instructions using
      OppenheimerFunds PhoneLink, also described below. Please refer to
      "AccountLink," below for more details.
o     Buying Shares Through Asset Builder Plans. You may purchase shares of the Fund automatically each month from your account at a bank or other financial institution under an Asset Builder Plan with AccountLink.
      Details are in the Asset Builder Application and the Statement of
      Additional Information.

HOW MUCH MUST YOU INVEST? You can buy Fund shares with a minimum initial investment of $1,000 and make additional investments at any time with as little as $25 (effective November 1, 2002, the additional purchase amount is
$50). There are reduced minimum investments under special investment plans.
o     With Asset Builder Plans, 403(b) plans, Automatic Exchange Plans and military allotment plans, you can make initial and subsequent investments for as little as $25. The minimum initial investment in any such plan accounts established on or after November 1, 2002 is
         $50. The minimum additional investment to such plan accounts that were established prior to November 1, 2002 will remain $25. To establish a new Asset Builder Plan account on or after November 1,
         2002, you must first invest at least $500.
o     Under retirement plans, such as IRAs, pension and profit-sharing plans and 401(k) plans, you can start your account with as little as $250.
         If your IRA is started as an Asset Builder Plan, the $25 minimum applies. Additional purchases may be for as little as $25. To establish any type of IRA account on or after November 1, 2002, the minimum investment is $500. The minimum additional investment to any type of IRA account after November 1, 2002 is $50.
o     The minimum investment requirement does not apply to reinvesting dividends from the Fund or other Oppenheimer funds (a list of them appears in the Statement of Additional Information, or you can ask
         your dealer or call the Transfer Agent), or reinvesting
         distributions from unit investment trusts that have made
         arrangements with the Distributor.

AT WHAT PRICE ARE SHARES SOLD? Shares are sold at their offering price which is the net asset value per share plus any initial sales charge that applies.
The offering price that applies to a purchase order is based on the next calculation of the net asset value per share that is made after the
Distributor receives the purchase order at its offices in Colorado, or after any agent appointed by the Distributor receives the order and sends it to the
Distributor.

Net Asset Value. The Fund calculates the net asset value of each class of shares as of the close of The New York Stock Exchange, on each day the
      Exchange is open for trading (referred to in this Prospectus as a
      "regular business day"). The Exchange normally closes at 4:00 P.M.,
      Eastern time, but may close earlier on some days. All references to time in this Prospectus mean "Eastern time."

      The net asset value per share is determined by dividing the value of the Fund's net assets attributable to a class by the number of shares of that class that are outstanding. To determine net asset value, the
      Fund's Board of Trustees has established procedures to value the Fund's securities, in general, based on market value. The Board has adopted special procedures for valuing illiquid and restricted securities and obligations for which market values cannot be readily obtained. Because some foreign securities trade in markets and on exchanges that operate on weekends and U.S. holidays, the values of some of the Fund's foreign investments may change on days when investors cannot buy or redeem Fund shares.

      If, after the close of the principal market on which a security held by the Fund is traded, and before the time the Fund's securities are priced that day, an event occurs that the Sub-Advisor deems likely to cause a material change in the value of such security, the Fund's Board of Trustees has authorized the Manager, subject to the Board's review, to ascertain a fair value for such security. A security's valuation may differ depending on the method used for determining value.

The Offering Price. To receive the offering price for a particular day, in most cases the Distributor or its designated agent must receive your order by the time of day The New York Stock Exchange closes that day.
      If your order is received on a day when the Exchange is closed or after it has closed, the order will receive the next offering price that is determined after your order is received.
Buying Through a Dealer. If you buy shares through a dealer, your dealer must receive the order by the close of The New York Stock Exchange and transmit it to the Distributor so that it is received before the
      Distributor's close of business on a regular business day (normally
      5:00 P.M.) to receive that day's offering price. Otherwise, the order will receive the next offering price that is determined.

------------------------------------------------------------------------------
WHAT CLASSES OF SHARES DOES THE FUND OFFER? The Fund offers investors five different classes of shares. The different classes of shares represent investments in the same portfolio of securities, but the classes are subject to different expenses and will likely have different share prices. When you buy shares, be sure to specify the class of shares. If you do not choose a class, your investment will be made in Class A shares.
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------
------------------------------------------------------------------------------
Class A Shares. If you buy Class A shares, you pay an initial sales charge
      (on investments up to $1 million for regular accounts or $500,000 for certain retirement plans). The amount of that sales charge will vary depending on the amount you invest. The sales charge rates are listed in "How Can You Buy Class A Shares?" below.
------------------------------------------------------------------------------
Class B Shares. If you buy Class B shares, you pay no sales charge at the time of purchase, but you will pay an annual asset-based sales charge.
      If you sell your shares within 6 years of buying them, you will normally pay a contingent deferred sales charge. That contingent deferred sales charge varies depending on how long you own your shares, as described in "How Can You Buy Class B Shares?" below.
------------------------------------------------------------------------------
Class C Shares. If you buy Class C shares, you pay no sales charge at the time of purchase, but you will pay an annual asset-based sales charge.
      If you sell your shares within 12 months of buying them, you will normally pay a contingent deferred sales charge of 1.0%, as described in "How Can You Buy Class C Shares?" below.
------------------------------------------------------------------------------
Class N Shares. If you buy Class N shares (available only through certain retirement plans), you pay no sales charge at the time of purchase, but you will pay an annual asset-based sales charge. If you sell your shares within 18 months of the retirement plan's first purchase of
      Class N shares, you may pay a contingent deferred sales charge of 1.0%, as described in "How Can You Buy Class N Shares?" below.
Class Y Shares. Class Y shares are offered only to certain institutional investors that have special agreements with the Distributor.

WHICH CLASS OF SHARES SHOULD YOU CHOOSE? Once you decide that the Fund is an appropriate investment for you, the decision as to which class of shares is best suited to your needs depends on a number of factors that you should discuss with your financial advisor. Some factors to consider are how much you plan to invest and how long you plan to hold your investment. If your goals and objectives change over time and you plan to purchase additional shares, you should re-evaluate those factors to see if you should consider another class of shares. The Fund's operating costs that apply to a class of shares and the effect of the different types of sales charges on your investment will vary your investment results over time.

      The discussion below is not intended to be investment advice or a recommendation, because each investor's financial considerations are different. The discussion below assumes that you will purchase only one class of shares and not a combination of shares of different classes. Of course, these examples are based on approximations of the effects of current sales charges and expenses projected over time, and do not detail all of the considerations in selecting a class of shares. You should analyze your options carefully with your financial advisor before making that choice.

How Long Do You Expect to Hold Your Investment? While future financial needs cannot be predicted with certainty, knowing how long you expect to hold your investment will assist you in selecting the appropriate class of shares. Because of the effect of class-based expenses, your choice will also depend on how much you plan to invest. For example, the reduced sales charges available for larger purchases of Class A shares may, over time, offset the effect of paying an initial sales charge on your investment, compared to the effect over time of higher class-based expenses on shares of Class B, Class C or Class N. For retirement plans that qualify to purchase Class N shares, Class N shares will generally be more advantageous than Class B and Class C shares.

   o  Investing for the Shorter Term. While the Fund is meant to be a long-term investment, if you have a relatively short-term investment horizon (that is, you plan to hold your shares for not more than six years), you should probably consider purchasing Class A or Class C shares rather than Class B shares. That is because of the effect of the
      Class B contingent deferred sales charge if you redeem within six years, as well as the effect of the Class B asset-based sales charge on the investment return for that class in the short-term. Class C shares might be the appropriate choice (especially for investments of less than $100,000), because there is no initial sales charge on Class C shares, and the contingent deferred sales charge does not apply to amounts you sell after holding them one year.

      However, if you plan to invest more than $100,000 for the shorter term, then as your investment horizon increases toward six years, Class C shares might not be as advantageous as Class A shares. That is because the annual asset-based sales charge on Class C shares will have a greater impact on your account over the longer term than the reduced front-end sales charge available for larger purchases of Class A shares.

      And for non-retirement plan investors who invest $1 million or more, in most cases Class A shares will be the most advantageous choice, no matter how long you intend to hold your shares. For that reason, the
      Distributor normally will not accept purchase orders of $500,000 or more of Class B shares or $1 million or more of Class C shares from a single investor.

o     Investing for the Longer Term.  If you are investing  less than $100,000 for the  longer-term,  for example for retirement,  and do not expect to need  access to your money for seven  years or more,  Class B shares may be appropriate.

Are There  Differences  in Account  Features  That Matter to You? Some account features  may  not  be  available  to  Class  B,  Class  C and  Class  N shareholders.  Other  features  may  not be  advisable  (because  of the effect of the  contingent  deferred  sales  charge) for Class B, Class C and Class N shareholders.  Therefore,  you should  carefully  review how you plan to use your  investment  account before deciding which class of shares to buy.

      Additionally, the dividends payable to Class B, Class C and Class N shareholders will be reduced by the additional expenses borne by those classes that are not borne by Class A or Class Y shares, such as the
      Class B, Class C and Class N asset-based sales charge described below and in the Statement of Additional Information. Share certificates are only available for Class A shares. If you are considering using your shares as collateral for a loan, that may be a factor to consider.

How Do Share Classes Affect Payments to Your Broker? A financial advisor may receive different compensation for selling one class of shares than for selling another class. It is important to remember that Class B, Class
      C and Class N contingent deferred sales charges and asset-based sales charges have the same purpose as the front-end sales charge on sales of
      Class A shares: to compensate the Distributor for concessions and expenses it pays to dealers and financial institutions for selling shares. The Distributor may pay additional compensation from its own resources to securities dealers or financial institutions based upon the value of shares of the Fund owned by the dealer or financial institution for its own account or for its customers.

SPECIAL SALES CHARGE ARRANGEMENTS AND WAIVERS. Appendix B to the Statement of
Additional Information details the conditions for the waiver of sales charges that apply in certain cases, and the special sales charge rates that apply to purchases of shares of the Fund by certain groups, or under specified retirement plan arrangements or in other special types of transactions. To receive a waiver or special sales charge rate, you must advise the
Distributor when purchasing shares or the Transfer Agent when redeeming shares that the special conditions apply.

HOW CAN YOU BUY CLASS A SHARES? Class A shares are sold at their offering price, which is normally net asset value plus an initial sales charge.
However, in some cases, described below, purchases are not subject to an initial sales charge, and the offering price will be the net asset value. In other cases, reduced sales charges may be available, as described below or in the Statement of Additional Information. Out of the amount you invest, the
Fund receives the net asset value to invest for your account.

      The sales charge varies depending on the amount of your purchase. A portion of the sales charge may be retained by the Distributor or allocated to your dealer as a concession. The Distributor reserves the right to reallow the entire concession to dealers. The current sales charge rates and concessions paid to dealers and brokers are as follows:

 -------------------------------------------------------------------------------
                         Front-End Sales   Front-End Sales
                         Charge As a       Charge As a        Concession As
                         Percentage of     Percentage of Net  Percentage of
 Amount of Purchase      Offering Price    Amount Invested    Offering Price
 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------
 Less than $25,000             5.75%             6.10%              4.75%
 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------
 $25,000 or more but
 less                          5.50%             5.82%              4.75%
 than $50,000
 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------
 $50,000 or more but
 less                          4.75%             4.99%              4.00%
 than $100,000
 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------
 $100,000 or more but          3.75%             3.90%              3.00%
 less than $250,000
 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------
 $250,000 or more but          2.50%             2.56%              2.00%
 less than $500,000
 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------
 $500,000 or more but          2.00%             2.04%              1.60%
 less than $1 million
 -------------------------------------------------------------------------------

Can You Reduce Class A Sales Charges? You may be eligible to buy Class A shares at reduced sales charge rates under the Fund's "Right of
      Accumulation" or a Letter of Intent, as described in "Reduced Sales
      Charges" in the Statement of Additional Information.

Class A Contingent Deferred Sales Charge. There is no initial sales charge on purchases of Class A shares of any one or more of the Oppenheimer funds aggregating $1 million or more, or for certain purchases by particular types of retirement plans that were permitted to purchase such shares prior to March 1, 2001 ("grandfathered retirement accounts").
      Retirement plans are not permitted to make initial purchases of Class A shares subject to a contingent deferred sales charge. The Distributor pays dealers of record concessions in an amount equal to 1.0% of purchases of $1 million or more other than by grandfathered retirement accounts. For grandfathered retirement accounts, the concession is
      0.75% of the first $2.5 million of purchases plus 0.25% of purchases in excess of $2.5 million. In either case, the concession will not be paid on purchases of shares by exchange or that were previously subject to a front-end sales charge and dealer concession.

      If you redeem any of those shares within an 18-month "holding period"
      measured from the beginning of the calendar month of their purchase, a contingent deferred sales charge (called the "Class A contingent deferred sales charge") may be deducted from the redemption proceeds.
      That sales charge will be equal to 1.0% of the lesser of:
o     the aggregate net asset value of the redeemed shares at the time of redemption (excluding shares purchased by reinvestment of dividends or capital gain distributions) or
o     the original net asset value of the redeemed shares.

      The Class A contingent deferred sales charge will not exceed the aggregate amount of the concessions the Distributor paid to your dealer on all purchases of Class A shares of all Oppenheimer funds you made that were subject to the Class A contingent deferred sales charge.

Purchases by Certain Retirement Plans. There is no initial sales charge on purchases of Class A shares of any one or more Oppenheimer funds by retirement plans that have $10 million or more in plan assets and that have entered into a special agreement with the Distributor and by retirement plans which are part of a retirement plan product or platform offered by certain banks, broker-dealers, financial advisors, insurance companies or recordkeepers which have entered into a special agreement with the Distributor. The Distributor currently pays dealers of record concessions in an amount equal to 0.25% of the purchase price of Class A shares by those retirement plans from its own resources at the time of sale, subject to certain exceptions as described in the
      Statement of Additional Information. There is no contingent deferred sales charge upon the redemption of such shares.

HOW CAN YOU BUY CLASS B SHARES? Class B shares are sold at net asset value per share without an initial sales charge. However, if Class B shares are redeemed within six years from the beginning of the calendar month of their purchase, a contingent deferred sales charge will be deducted from the redemption proceeds. The Class B contingent deferred sales charge is paid to compensate the Distributor for its expenses of providing distribution-related services to the Fund in connection with the sale of Class B shares.

      The amount of the contingent deferred sales charge will depend on the number of years since you invested and the dollar amount being redeemed, according to the following schedule for the Class B contingent deferred sales charge holding period:

-------------------------------------------------------------------------------
Years Since Beginning of Month in       Contingent Deferred Sales Charge on
Which                                   Redemptions in That Year
Purchase Order was Accepted             (As % of Amount Subject to Charge)
-------------------------------------------------------------------------------
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0 - 1                                   5.0%
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1 - 2                                   4.0%
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2 - 3                                   3.0%
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3 - 4                                   3.0%
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4 - 5                                   2.0%
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5 - 6                                   1.0%
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6 and following                         None
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In the table,  a "year" is a  12-month  period.  In  applying  the  contingent deferred  sales charge,  all purchases are considered to have been made on the first regular business day of the month in which the purchase was made.

Automatic Conversion of Class B Shares. Class B shares automatically convert to Class A shares 72 months after you purchase them. This conversion feature relieves Class B shareholders of the asset-based sales charge that applies to Class B shares under the Class B Distribution and
      Service Plan, described below. The conversion is based on the relative net asset value of the two classes, and no sales load or other charge is imposed. When any Class B shares that you hold convert, any other
      Class B shares that were acquired by reinvesting dividends and distributions on the converted shares will also convert to Class A shares. For further information on the conversion feature and its tax implications, see "Class B Conversion" in the Statement of Additional
      Information.

How Can you Buy Class C Shares? Class C shares are sold at net asset value per share without an initial sales charge. However, if Class C shares are redeemed within a holding period of 12 months from the beginning of the calendar month of their purchase, a contingent deferred sales charge of 1.0%
will be deducted from the redemption proceeds. The Class C contingent deferred sales charge is paid to compensate the Distributor for its expenses of providing distribution-related services to the Fund in connection with the sale of Class C shares.

HOW CAN YOU BUY CLASS N SHARES? Class N shares are offered for sale to retirement plans (including IRAs and 403(b) plans) that purchase $500,000 or more of Class N shares of one or more Oppenheimer funds or to group retirement plans (which do not include IRAs and 403(b) plans) that have assets of $500,000 or more or 100 or more eligible participants. See
"Availability of Class N shares" in the Statement of Additional Information for other circumstances where Class N shares are available for purchase.

      A contingent deferred sales charge of 1.0% will be imposed upon the redemption of Class N shares, if:
o     The group retirement plan is terminated or Class N shares of all
      Oppenheimer funds are terminated as an investment option of the plan and Class N shares are redeemed within 18 months after the plan's first purchase of Class N shares of any Oppenheimer fund, or
o     With respect to an IRA or 403(b) plan, Class N shares are redeemed within 18 months of the plan's first purchase of Class N shares of any Oppenheimer fund.

      Retirement plans that offer Class N shares may impose charges on plan participant accounts. The procedures for buying, selling, exchanging and transferring the Fund's other classes of shares (other than the time those orders must be received by the Distributor or Transfer Agent in Colorado) and
the special account features applicable to purchasers of those other classes of shares described elsewhere in this prospectus do not apply to Class N shares offered through a group retirement plan. Instructions for buying, selling, exchanging or transferring Class N shares offered through a group retirement plan must be submitted by the plan, not by plan participants for whose benefit the shares are held.

WHO CAN BUY CLASS Y  SHARES?  Class Y shares  are sold at net asset  value per share without a sales charge  directly to  institutional  investors  that have special  agreements with the  Distributor  for this purpose.  They may include insurance  companies,  registered  investment  companies and employee  benefit plans. Individual investors cannot buy Class Y shares directly.

      An  institutional  investor that buys Class Y shares for its  customers'
accounts may impose  charges on those  accounts.  The  procedures  for buying, selling,  exchanging  and  transferring  the  Fund's  other  classes of shares
(other  than the time those  orders must be  received  by the  Distributor  or
Transfer  Agent at their  Colorado  office) and the special  account  features available  to investors  buying those other  classes of shares do not apply to
Class Y shares.  Instructions for buying, selling,  exchanging or transferring
Class Y shares must be submitted  by the  institutional  investor,  not by its customers for whose benefit the shares are held.

DISTRIBUTION AND SERVICE (12b-1) PLANS.

Service Plan for Class A Shares. The Fund has adopted a Service Plan for
      Class A shares. It reimburses the Distributor for a portion of its costs incurred for services provided to accounts that hold Class A shares. Reimbursement is made quarterly at an annual rate of up to
      0.25% of the average annual net assets of Class A shares of the Fund.
      The Distributor currently uses all of those fees to pay dealers, brokers, banks and other financial institutions quarterly for providing personal service and maintenance of accounts of their customers that hold Class A shares.  With respect to Class A shares subject to a Class
      A contingent deferred sales charge purchased by grandfathered retirement accounts, the Distributor pays the 0.25% service fee to dealers in advance for the first year after the shares are sold by the dealer. After the shares have been held for a year, the Distributor pays the service fee to dealers on a quarterly basis.

Distribution and Service Plans for Class B, Class C and Class N Shares. The
      Fund has adopted Distribution and Service Plans for Class B, Class C and Class N shares to pay the Distributor for its services and costs in distributing Class B, Class C and Class N shares and servicing accounts. Under the plans, the Fund pays the Distributor an annual asset-based sales charge of 0.75% on Class B and Class C shares and
      0.25% on Class N shares. The Distributor also receives a service fee of
      0.25% per year under the Class B, Class C and Class N plans.

      The asset-based sales charge and service fees increase Class B and
      Class C expenses by 1.0% and increase Class N expenses by 0.50% of the net assets per year of the respective class. Because these fees are paid out of the Fund's assets on an on-going basis, over time these fees will increase the cost of your investment and may cost you more than other types of sales charges.

      The Distributor uses the service fees to compensate dealers for providing personal services for accounts that hold Class B, Class C or
      Class N shares. The Distributor pays the 0.25% service fees to dealers in advance for the first year after the shares are sold by the dealer.
      After the shares have been held for a year, the Distributor pays the service fees to dealers on a quarterly basis. The Distributor retains the service fees for accounts for which it renders the required personal services.

      The Distributor currently pays a sales concession of 3.75% of the purchase price of Class B shares to dealers from its own resources at the time of sale. Including the advance of the service fee, the total amount paid by the Distributor to the dealer at the time of sale of
      Class B shares is therefore 4.00% of the purchase price. The
      Distributor retains the Class B asset-based sales charge. See the
      Statement of Additional Information for exceptions.

      The Distributor currently pays a sales concession of 0.75% of the purchase price of Class C shares to dealers from its own resources at the time of sale. Including the advance of the service fee, the total amount paid by the Distributor to the dealer at the time of sale of
      Class C shares is therefore 1.0% of the purchase price. The Distributor pays the asset-based sales charge as an ongoing concession to the dealer on Class C shares that have been outstanding for a year or more.
      See the Statement of Additional Information for exceptions.

      The Distributor currently pays a sales concession of 0.75% of the purchase price of Class N shares to dealers from its own resources at the time of sale. Including the advance of the service fee, the total amount paid by the Distributor to the dealer at the time of sale of
      Class N shares is therefore 1.0% of the purchase price. The Distributor retains the asset-based sales charge on Class N shares. See the
      Statement of Additional Information for exceptions.

Special Investor Services

ACCOUNTLINK. You can use our AccountLink feature to link your Fund account with an account at a U.S. bank or other financial institution. It must be an
Automated Clearing House (ACH) member. AccountLink lets you:
    o transmit funds electronically to purchase shares by telephone (through a service representative or by PhoneLink) or automatically under Asset
      Builder Plans, or
    o have the Transfer Agent send redemption proceeds or transmit dividends and distributions directly to your bank account. Please call the
      Transfer Agent for more information.

      You may purchase shares by telephone only after your account has been established. To purchase shares in amounts up to $250,000 through a telephone representative, call the Distributor at 1.800.CALL.OPP. The purchase payment will be debited from your bank account.

      AccountLink privileges should be requested on your Application or your dealer's settlement instructions if you buy your shares through a dealer.
After your account is established, you can request AccountLink privileges by sending signature-guaranteed instructions and proper documentation to the
Transfer Agent. AccountLink privileges will apply to each shareholder listed in the registration on your account as well as to your dealer representative of record unless and until the Transfer Agent receives written instructions terminating or changing those privileges. After you establish AccountLink for your account, any change of bank account information must be made by signature-guaranteed instructions to the Transfer Agent signed by all shareholders who own the account.

PHONELINK. PhoneLink is the OppenheimerFunds automated telephone system that enables shareholders to perform a number of account transactions automatically using a touch-tone phone. PhoneLink may be used on already-established Fund accounts after you obtain a Personal Identification
Number (PIN), by calling the PhoneLink number, 1.800.CALL.OPP.
Purchasing Shares. You may purchase shares in amounts up to $100,000 by phone, by calling 1.800.CALL.OPP. You must have established AccountLink privileges to link your bank account with the Fund to pay for these purchases.
Exchanging Shares. With the OppenheimerFunds Exchange Privilege, described below, you can exchange shares automatically by phone from your Fund account to another OppenheimerFunds account you have already established by calling the special PhoneLink number.
Selling Shares. You can redeem shares by telephone automatically by calling the PhoneLink number and the Fund will send the proceeds directly to your AccountLink bank account. Please refer to "How to Sell Shares,"
      below for details.

CAN YOU SUBMIT TRANSACTION REQUESTS BY FAX? You may send requests for certain types of account transactions to the Transfer Agent by fax (telecopier).
Please call 1.800.CALL.OPP for information about which transactions may be handled this way. Transaction requests submitted by fax are subject to the same rules and restrictions as written and telephone requests described in this Prospectus.

OPPENHEIMERFUNDS INTERNET WEBSITE. You can obtain information about the Fund, as well as your account balance, on the OppenheimerFunds Internet website, at
WWW.OPPENHEIMERFUNDS.COM. Additionally, shareholders listed in the account
------------------------
registration (and the dealer of record) may request certain account transactions through a special section of that website. To perform account transactions or obtain account information online, you must first obtain a user I.D. and password on that website. If you do not want to have Internet account transaction capability for your account, please call the Transfer
Agent at 1.800.CALL.OPP. At times, the website may be inaccessible or its transaction features may be unavailable.

AUTOMATIC WITHDRAWAL AND EXCHANGE PLANS. The Fund has several plans that enable you to sell shares automatically or exchange them to another
OppenheimerFunds account on a regular basis. Please call the Transfer Agent or consult the Statement of Additional Information for details.

REINVESTMENT PRIVILEGE If you redeem some or all of your Class A or Class B shares of the Fund, you have up to six months to reinvest all or part of the redemption proceeds in Class A shares of the Fund or other Oppenheimer funds without paying a sales charge. This privilege applies only to Class A shares that you purchased subject to an initial sales charge and to Class A or Class
B shares on which you paid a contingent deferred sales charge when you redeemed them. This privilege does not apply to Class C, Class N or Class Y shares. You must be sure to ask the Distributor for this privilege when you send your payment.

RETIREMENT PLANS. You may buy shares of the Fund for your retirement plan account. If you participate in a plan sponsored by your employer, the plan trustee or administrator must buy the shares for your plan account. The
Distributor also offers a number of different retirement plans that individuals and employers can use:
Individual Retirement Accounts (IRAs). These include regular IRAs, Roth IRAs,
      SIMPLE IRAs and rollover IRAs.
SEP-IRAs. These are Simplified Employee Pension Plan IRAs for small business owners or self-employed individuals.
403(b)(7) Custodial Plans. These are tax-deferred plans for employees of eligible tax-exempt organizations, such as schools, hospitals and charitable organizations.
401(k) Plans. These are special retirement plans for businesses.
Pension and Profit-Sharing Plans. These plans are designed for businesses and self-employed individuals.
      Please call the Distributor for OppenheimerFunds retirement plan documents, which include applications and important plan information.

How to Sell Shares

You can sell (redeem) some or all of your shares on any regular business day.
Your shares will be sold at the next net asset value calculated after your order is received in proper form (which means that it must comply with the procedures described below) and is accepted by the Transfer Agent. The Fund lets you sell your shares by writing a letter or by telephone. You can also set up Automatic Withdrawal Plans to redeem shares on a regular basis. If you have questions about any of these procedures, and especially if you are redeeming shares in a special situation, such as due to the death of the owner or from a retirement plan account, please call the Transfer Agent first, at 1.800.CALL.OPP, for assistance.

Certain Requests Require a Signature Guarantee. To protect you and the Fund from fraud, the following redemption requests must be in writing and must include a signature guarantee (although there may be other situations that also require a signature guarantee):
   o  You wish to redeem more than $100,000 and receive a check
   o  The redemption check is not payable to all shareholders listed on the account statement
   o  The redemption check is not sent to the address of record on your account statement
   o  Shares are being transferred to a Fund account with a different owner or name
   o  Shares are being redeemed by someone (such as an Executor) other than the owners.

Where Can You Have Your Signature Guaranteed? The Transfer Agent will accept a guarantee of your signature by a number of financial institutions, including:
o     a U.S. bank, trust company, credit union or savings association,
o     a foreign bank that has a U.S. correspondent bank,
o     a U.S. registered dealer or broker in securities, municipal securities or government securities, or
o     a U.S. national securities exchange, a registered securities association or a clearing agency.
      If you are signing on behalf of a corporation, partnership or other business or as a fiduciary, you must also include your title in the signature.

Retirement Plan Accounts. There are special procedures to sell shares in an
      OppenheimerFunds retirement plan account. Call the Transfer Agent for a distribution request form. Special income tax withholding requirements apply to distributions from retirement plans. You must submit a withholding form with your redemption request to avoid delay in getting your money and if you do not want tax withheld. If your employer holds your retirement plan account for you in the name of the plan, you must ask the plan trustee or administrator to request the sale of the Fund shares in your plan account.

HOW DO you SELL SHARES BY MAIL? Write a letter of instruction that includes:
   o  Your name
   o  The Fund's name
   o  Your Fund account number (from your account statement)
   o  The dollar amount or number of shares to be redeemed
   o  Any special payment instructions
   o  Any share certificates for the shares you are selling
   o  The signatures of all registered owners exactly as the account is registered, and
   o  Any special documents requested by the Transfer Agent to assure proper authorization of the person asking to sell the shares.

Use the following address for            Send courier or express mail
Requests by mail:                        requests to:
OppenheimerFunds Services                OppenheimerFunds Services
P.O. Box 5270                            10200 E. Girard Avenue, Building D
Denver Colorado 80217                    Denver, Colorado 80231

HOW DO you SELL SHARES BY TELEPHONE? You and your dealer representative of record may also sell your shares by telephone. To receive the redemption price calculated on a particular regular business day, your call must be received by the Transfer Agent by the close of The New York Stock Exchange that day, which is normally 4:00 P.M., but may be earlier on some days. You may not redeem shares held in an OppenheimerFunds retirement plan account or under a share certificate by telephone.
   o  To redeem shares through a service representative or automatically on
      PhoneLink, call 1.800.CALL.OPP.
      Whichever  method you use,  you may have a check sent to the  address on the account  statement,  or, if you have linked your Fund account to your bank account on AccountLink, you may have the proceeds sent to that bank account.

Are There Limits on Amounts Redeemed by Telephone?
Telephone Redemptions Paid by Check. Up to $100,000 may be redeemed by telephone in any seven-day period. The check must be payable to all owners of record of the shares and must be sent to the address on the account statement. This service is not available within 30 days of changing the address on an account.

Telephone Redemptions Through AccountLink. There are no dollar limits on telephone redemption proceeds sent to a bank account designated when you establish AccountLink. Normally the ACH transfer to your bank is initiated on the business day after the redemption. You do not receive dividends on the proceeds of the shares you redeemed while they are waiting to be transferred.

CAN YOU SELL SHARES THROUGH your DEALER?  The Distributor has made arrangements to repurchase Fund shares from dealers and brokers on behalf of their customers. Brokers or dealers may charge for that service. If your shares are held in the name of your dealer, you must redeem them through your dealer.

HOW CONTINGENT DEFERRED SALES CHARGES AFFECT REDEMPTIONS. If you purchase shares subject to a Class A, Class B, Class C or Class N contingent deferred sales charge and redeem any of those shares during the applicable holding period for the class of shares, the contingent deferred sales charge will be deducted from the redemption proceeds (unless you are eligible for a waiver of that sales charge based on the categories listed in Appendix B to the
Statement of Additional Information and you advise the Transfer Agent of your eligibility for the waiver when you place your redemption request.)

      A  contingent  deferred  sales charge will be based on the lesser of the net  asset  value of the  redeemed  shares  at the time of  redemption  or the original net asset value.  A contingent  deferred  sales charge is not imposed on:
o     the amount of your  account  value  represented  by an  increase  in net asset value over the initial purchase price,
o     shares  purchased by the  reinvestment  of  dividends  or capital  gains distributions, or
o     shares redeemed in the special circumstances  described in Appendix B to the Statement of Additional Information
      To determine whether a contingent deferred sales charge applies to a redemption, the Fund redeems shares in the following order:
   1. shares acquired by reinvestment of dividends and capital gains distributions,
   2. shares held for the holding period that applies to the class, and
   3. shares held the longest during the holding period.

      Contingent deferred sales charges are not charged when you exchange shares of the Fund for shares of other Oppenheimer funds. However, if you exchange them within the applicable contingent deferred sales charge holding period, the holding period will carry over to the fund whose shares you acquire. Similarly, if you acquire shares of this Fund by exchanging shares of another Oppenheimer fund that are still subject to a contingent deferred sales charge holding period, that holding period will carry over to this Fund.

How to Exchange Shares

Shares of the Fund may be exchanged for shares of certain Oppenheimer funds at net asset value per share at the time of exchange, without sales charge.
Shares of the Fund can be purchased by exchange of shares of other
Oppenheimer funds on the same basis. To exchange shares, you must meet several conditions:
   o  Shares of the fund selected for exchange must be available for sale in your state of residence.
   o  The prospectuses of both funds must offer the exchange privilege.
   o  You must hold the shares you buy when you establish your account for at least seven days before you can exchange them. After the account is open seven days, you can exchange shares every regular business day.
   o  You must meet the minimum purchase requirements for the fund whose shares you purchase by exchange.
   o  Before exchanging into a fund, you must obtain and read its prospectus.
      Shares of a particular class of the Fund may be exchanged only for shares of the same class in the other Oppenheimer funds. For example, you can exchange Class A shares of this Fund only for Class A shares of another fund.
In some cases, sales charges may be imposed on exchange transactions. For tax purposes, exchanges of shares involve a sale of the shares of the fund you own and a purchase of the shares of the other fund, which may result in a capital gain or loss. Please refer to "How to Exchange Shares" in the
Statement of Additional Information for more details.

      You can find a list of Oppenheimer funds currently available for exchanges in the Statement of Additional Information or obtain one by calling a service representative at 1.800.CALL.OPP. That list can change from time to time.

HOW DO you SUBMIT EXCHANGE REQUESTS? Exchanges may be requested in writing or by telephone:

Written Exchange Requests. Submit an OppenheimerFunds Exchange Request form, signed by all owners of the account. Send it to the Transfer Agent at the address on the back cover. Exchanges of shares held under certificates cannot be processed unless the Transfer Agent receives the certificates with the request.
Telephone  Exchange  Requests.  Telephone exchange requests may be made either by calling a service  representative or by using PhoneLink for automated exchanges by calling  1.800.CALL.OPP.  Telephone  exchanges  may be made only  between  accounts  that are  registered  with the same name(s) and address.  Shares  held  under  certificates  may  not  be  exchanged  by telephone.

ARE THERE LIMITATIONS ON EXCHANGES? There are certain exchange policies you should be aware of:
o     Shares are normally redeemed from one fund and purchased from the other fund in the exchange transaction on the same regular business day on which the Transfer Agent receives an exchange request that conforms to the policies described above. It must be received by the close of The
      New York Stock Exchange that day, which is normally 4:00 P.M. but may be earlier on some days. However, either fund may delay the purchase of shares of the fund you are exchanging into up to seven days if it determines it would be disadvantaged by the same day exchange.
o     The interests of the Fund's long-term shareholders and its ability to manage its investments may be adversely affected when its shares are repeatedly bought and sold in response to short-term market fluctuations--also known as "market timing." When large dollar amounts are involved, the Fund may have difficulty implementing long-term investment strategies, because it cannot predict how much cash it will have to invest. Market timing also may force the Fund to sell portfolio securities at disadvantageous times to raise the cash needed to buy a market timer's Fund shares. These factors may hurt the Fund's performance and its shareholders. When the Manager believes frequent trading would have a disruptive effect on the Fund's ability to manage its investments, the Manager and the Fund may reject purchase orders and exchanges into the Fund by any person, group or account that the
      Manager believes to be a market timer.
   o  The Fund may amend, suspend or terminate the exchange privilege at any time. The Fund will provide you notice whenever it is required to do so by applicable law, but it may impose changes at any time for emergency purposes.
   o  If the Transfer Agent cannot exchange all the shares you request because of a restriction cited above, only the shares eligible for exchange will be exchanged.

Shareholder Account Rules and Policies

More information about the Fund's policies and procedures for buying, selling and exchanging shares is contained in the Statement of Additional Information.
Effective September 27, 2002, a $12 annual fee will be charged on any account valued at less than $500. See the Statement of Additional Information for circumstances when this fee will not be charged.
The offering of shares may be suspended during any period in which the determination of net asset value is suspended, and the offering may be suspended by the Board of Trustees at any time the Board believes it is in the Fund's best interest to do so.
Telephone transaction privileges for purchases, redemptions or exchanges may be modified, suspended or terminated by the Fund at any time. The Fund will provide you notice whenever it is required to do so by applicable law. If an account has more than one owner, the Fund and the Transfer
      Agent may rely on the instructions of any one owner. Telephone privileges apply to each owner of the account and the dealer representative of record for the account unless the Transfer Agent receives cancellation instructions from an owner of the account.
The Transfer Agent will record any telephone calls to verify data concerning transactions and has adopted other procedures to confirm that telephone instructions are genuine, by requiring callers to provide tax identification numbers and other account data or by using PINs, and by confirming such transactions in writing. The Transfer Agent and the
      Fund will not be liable for losses or expenses arising out of telephone instructions reasonably believed to be genuine.
Redemption or transfer requests will not be honored until the Transfer Agent receives all required documents in proper form. From time to time, the
      Transfer Agent in its discretion may waive certain of the requirements for redemptions stated in this Prospectus.
Dealers that perform account transactions for their clients by participating in NETWORKING through the National Securities Clearing Corporation are responsible for obtaining their clients' permission to perform those transactions, and are responsible to their clients who are shareholders of the Fund if the dealer performs any transaction erroneously or improperly.
The redemption price for shares will vary from day to day because the value of the securities in the Fund's portfolio fluctuates. The redemption price, which is the net asset value per share, will normally differ for each class of shares. The redemption value of your shares may be more or less than their original cost.
Payment for redeemed shares ordinarily is made in cash. It is forwarded by check, or through AccountLink within seven days after the Transfer
      Agent receives redemption instructions in proper form. However, under unusual circumstances determined by the Securities and Exchange
      Commission, payment may be delayed or suspended. For accounts registered in the name of a broker-dealer, payment will normally be forwarded within three business days after redemption.
The Transfer Agent may delay forwarding a check or processing a payment via
      AccountLink for recently purchased shares, but only until the purchase payment has cleared. That delay may be as much as 10 days from the date the shares were purchased. That delay may be avoided if you purchase shares by Federal Funds wire or certified check, or arrange with your bank to provide telephone or written assurance to the Transfer Agent that your purchase payment has cleared.
Involuntary  redemptions  of  small  accounts  may be made by the  Fund if the account  value has  fallen  below $500 for  reasons  other than the fact that the market value of shares has dropped.  In some cases  involuntary redemptions  may be made to repay the  Distributor  for losses  from the cancellation of share purchase orders.
Shares may be "redeemed in kind" under unusual circumstances (such as a lack of liquidity in the Fund's portfolio to meet redemptions). This means that the redemption proceeds will be paid with liquid securities from the Fund's portfolio.
"Backup withholding" of federal income tax may be applied against taxable dividends, distributions and redemption proceeds (including exchanges)
      if you fail to furnish the Fund your correct, certified Social Security or Employer Identification Number when you sign your application, or if you under-report your income to the Internal Revenue Service.
To avoid sending duplicate copies of materials to households, the Fund will mail only one copy of each prospectus, annual and semi-annual report and annual notice of the Fund's privacy policy to shareholders having the same last name and address on the Fund's records. The consolidation of these mailings, called householding, benefits the Fund through reduced mailing expense.

      If you want to receive multiple copies of these materials, you may call the Transfer Agent at 1.800.CALL.OPP. You may also notify the Transfer
      Agent in writing. Individual copies of prospectuses, reports and privacy notices will be sent to you commencing within 30 days after the
      Transfer Agent receives your request to stop householding.

Dividends, Capital Gains and Taxes

DIVIDENDS.  The Fund intends to declare dividends separately for each class of shares  from net  investment  income  on an  annual  basis  and to pay them to shareholders  in  December  on a date  selected  by  the  Board  of  Trustees.
Dividends and distributions  paid on Class A and Class Y shares will generally be  higher  than  dividends  for Class B,  Class C and  Class N shares,  which normally have higher  expenses than Class A and Class Y. The Fund has no fixed dividend  rate  and  cannot  guarantee  that it  will  pay  any  dividends  or distributions.

CAPITAL  GAINS.  The Fund may realize  capital  gains on the sale of portfolio securities.  If it does, it may make  distributions  out of any net short-term or  long-term  capital  gains  in  December  of each  year.  The Fund may make supplemental  distributions  of dividends and capital gains  following the end of its  fiscal  year.  There  can be no  assurance  that the Fund will pay any capital gains distributions in a particular year.

WHAT CHOICES DO YOU HAVE FOR RECEIVING DISTRIBUTIONS? When you open your account, specify on your application how you want to receive your dividends and distributions. You have four options:
Reinvest All Distributions in the Fund. You can elect to reinvest all dividends and capital gains distributions in additional shares of the
      Fund.
Reinvest Dividends or Capital Gains. You can elect to reinvest some distributions (dividends, short-term capital gains or long-term capital gains distributions) in the Fund while receiving the other types of distributions by check or having them sent to your bank account through
      AccountLink.
Receive All Distributions in Cash. You can elect to receive a check for all dividends and capital gains distributions or have them sent to your bank through AccountLink.
Reinvest Your Distributions in Another OppenheimerFunds Account. You can
      reinvest all distributions in the same class of shares of another
      OppenheimerFunds account you have established.

TAXES. If your shares are not held in a tax-deferred retirement account, you should be aware of the following tax implications of investing in the Fund.
Distributions are subject to federal income tax and may be subject to state or local taxes. Dividends paid from short-term capital gains and net investment income are taxable as ordinary income. Long-term capital gains are taxable as long-term capital gains when distributed to shareholders. It does not matter how long you have held your shares. Whether you reinvest your distributions in additional shares or take them in cash, the tax treatment is the same.

      Every year the Fund will send you and the IRS a statement showing the amount of any taxable distribution you received in the previous year. Any long-term capital gains will be separately identified in the tax information the Fund sends you after the end of the calendar year.

Avoid "Buying a Dividend." If you buy shares on or just before the ex-dividend date or just before the Fund declares a capital gains distribution, you will pay the full price for the shares and then receive a portion of the price back as a taxable dividend or capital gain.
Remember, There May be Taxes on Transactions. Because the Fund's share prices fluctuate, you may have a capital gain or loss when you sell or exchange your shares. A capital gain or loss is the difference between the price you paid for the shares and the price you received when you sold them. Any capital gain is subject to capital gains tax.
Returns of Capital Can Occur. In certain cases, distributions made by the
      Fund may be considered a non-taxable return of capital to shareholders.
      If that occurs, it will be identified in notices to shareholders.

      This  information  is only a  summary  of  certain  federal  income  tax information  about your  investment.  You should consult with your tax advisor about  the  effect  of an  investment  in the  Fund  on  your  particular  tax situation.

Financial Highlights

The Financial Highlights Table is presented to help you understand the Fund's financial performance since its inception.  Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned (or lost) on an investment in the Fund (assuming reinvestment of all dividends and distributions). This information has been audited by KPMG LLP, the Fund's independent auditors, whose report, along with the Fund's financial statements, is included in the Statement of Additional Information, which is available on request.

INFORMATION AND SERVICES

For More Information on Oppenheimer Trinity Core FundSM
The following additional information about the Fund is available without charge upon request:

STATEMENT OF ADDITIONAL INFORMATION
This document includes additional information about the Fund's investment policies, risks, and operations. It is incorporated by reference into this Prospectus (which means it is legally part of this Prospectus).

ANNUAL AND SEMI-ANNUAL REPORTS
Additional information about the Fund's investments and performance is available in the Fund's Annual and Semi-Annual Reports to shareholders.
The Annual Report includes a discussion of market conditions and investment strategies that significantly affected the Fund's performance during its last fiscal year.

How to Get More Information
You can request the Statement of Additional Information, the Annual and
Semi-Annual Reports, the notice explaining the Fund's privacy policy and other information about the Fund or your account:

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By Telephone:                 Call OppenheimerFunds Services toll-free:
                              1.800.CALL.OPP (225.5677)
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By Mail:                      Write to:
                              OppenheimerFunds Services
                              P.O. Box 5270
                              Denver, Colorado 80217-5270
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On the Internet:              You can send us a request by e-mail or
                              read or down-load documents on the
                              OppenheimerFunds website:
                              WWW.OPPENHEIMERFUNDS.COM
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Information about the Fund including the Statement of Additional
Information can be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. Information on the operation of the Public Reference
Room may be obtained by calling the SEC at 1.202.942.8090.  Reports and other information about the Fund are available on the EDGAR database on the SEC's Internet website at WWW.SEC.GOV. Copies may be obtained after
                              -----------
payment of a duplicating fee by electronic request at the SEC's e-mail address: publicinfo@sec.gov or by writing to the SEC's Public Reference
Section, Washington, D.C. 20549-0102.

No one has been authorized to provide any information about the Fund or to make any representations about the Fund other than what is contained in this
Prospectus. This Prospectus is not an offer to sell shares of the Fund, nor a solicitation of an offer to buy shares of the Fund, to any person in any state or other jurisdiction where it is unlawful to make such an offer.

The Fund's shares are distributed by:     [logo] OppenheimerFunds
Distributor, Inc.
The Fund's SEC File No. is 811-09361
PR0211.001.0902
Printed on recycled paper.

                          Appendix to Prospectus of
                        Oppenheimer Trinity Core Fund

      Graphic material included in the Prospectus of Oppenheimer Trinity Core
Fund under the heading "Annual Total Returns (Class A)(as of 12/31)":

      A bar chart will be included in the Prospectus of Oppenheimer Trinity
Core Fund (the "Fund") depicting the annual total returns of a hypothetical investment in Class A shares of the Fund since inception, without deducting sales charges. Set forth below are the relevant data points that will appear in the bar chart:

Calendar                Annual
Year                    Total
Ended                                           Returns

12/31/00                -7.69%
12/31/01                -10.03%